Exhibit 99.1

                    ICEWEB BOARD OF DIRECTORS ADDS NEW MEMBER

      HAL COMPTON, FORMER CEO OF COMPUSA, JOINS ICEWEB'S BOARD OF DIRECTORS

HERNDON, Va.--(BUSINESS WIRE)--June 2, 2005--IceWEB, Inc. (OTCBB:IWEB - News), the technology provider for SMEs in the public and private sector, today announced that its board of directors has increased its size and elected Hal Compton, 57, retired technology executive, to the board. "Hal's extensive expertise in executive management, strategy and finance will add to the board's strengths," said John R. Signorello, IceWEB's Chairman and CEO. "We're very pleased to have him be part of our team!"

Mr. Compton was elected to fill an existing board vacancy at IceWEB's board of directors meeting of May 27th, 2005. It is expected that Mr. Compton will also serve on the company's compensation committee.

"I am thrilled at the chance to be part of such an exciting time at IceWEB," Compton said. "To be able to create a positive impact and contribute to the direction of a company at such a critical time in its growth, is indeed a great opportunity, and I look forward to sharing my expertise as we move forward."

"Hal brings an incredible wealth of knowledge and experience to IceWEB," said John, "His distinguished career in both technology and business is important to IceWEB as we continue to execute our growth strategy and solidify our position in the SME marketplace."

Compton held positions at COMP USA from 1994-2004, where he served as Executive Vice President of Operations, President and Chief Operating Officer and Chief Executive Officer. Prior to COMP USA, Mr. Compton was president of Central Electric, from 1993-1994. He has held several other executive management positions since 1965, before retiring in 2004 from COMP USA. He has been a member of the Board of Linens'N'Things since 1998.

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About IceWEB

IceWEB, Inc. (OTCBB:IWEB - News), is the trusted enabler of small and medium sized organizations, delivering hardware, software and professional services. Our ASP software delivery model reduces the TCO, and improves efficiency of IT environments. Our proven packaged solutions and uniquely tailored services ensure business value in the SME environment. Founded in 2000, ICEWEB is headquartered in Herndon, V.A., and serves more than 20,000 customers in the public and private sector. IceWEB(TM) products and services are available on GSA Contract # GS-35F-5149H. For more information, please visit http://www.iceweb.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

All trademarks and brand names are the property of their respective companies.
______________________
Contact:  IceWEB, Inc.
          My Le Phuong, 703-964-8000 ext 100
          investor@iceweb.com